Exhibit 99.2

LARGE SCALE BIOLOGY CORPORATION

2nd Quarter 2004 Earnings Release Conference Call

July 28, 2004

2:00 pm PT

Operator:	Good afternoon, my name is Marcy and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Large Scale Biology Corporation Second Quarter 2004 Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Joining me today are Kevin Ryan, President and Chief Executive Officer, and Ronald Artale, Chief Operating Officer and Chief Financial Officer. Mr. Artale, you may begin.

Ronald Artale:	Thank you. Good afternoon everyone and welcome to our second quarter conference call. Before we get started, I would like to remind you that during the course of this conference call, we may make forward-looking statements that involve risks and uncertainties relating to future financial or business performance. Financial metrics such as estimates of revenues or size and potential of markets for our products are examples of such forward-looking statements. Such statements are based on our current expectation and are subject to uncertainties that may cause actual results to vary materially from projections we make today. Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements. Please refer to Large Scale Biology’s recent filings with the SEC including our own Form 10-K, which contain additional information on the uncertainties and risk factors related to our business under the heading, “Factors That May Affect Our Business and Elsewhere.”

Today, we issued a press release announcing our second quarter 2004 financial results. If you would like to receive a copy of this press release, please call Large Scale Biology at (707) 469-2332. A live webcast of this call and a recorded replay may be accessed through our web site at www.lsbc.com.

Now, I will turn the call over to Kevin Ryan, our CEO and President.

Kevin Ryan:	Thank you, Ron. Welcome folks. In addition to the press release of our second quarter, today we also released the information that we have successfully produced Interferon alpha a, alpha 2a and 2b in commercial yield using our proprietary GENEWARE® expression system. This we view as an outstanding accomplishment that broadens our future in business development, as we would approach the major firms in the Interferon business and others looking to join this $2.5 billion worldwide market.

With regards to the second quarter, it was a very strong quarter for the firm in the development of our technology and our prospects, ranging from the initial — we initiated a collaborative program with the University of Louisville to jointly develop and evaluate therapeutics to prevent human papillomavirus-caused diseases. This is a broadening of a strong relationship that we have with the State of Kentucky. As you know, our manufacturing plant is in Owensboro and we are continuing to develop a wide range at multiple levels of relationships within the State of Kentucky that bode very well for our future.

Additionally, regarding that plant, we initiated the production of aprotinin commercial grade for use in research and in manufacturing in an agreement with Sigma-Aldrich. While our first steps are certainly in the sample and testing area for manufacturers, we have strong belief that this relationship will generate significant volume in the future prior to approval of a medical application of aprotinin.

The firm during the period of time strengthened relationships on multiple levels. Our known diagnostic system under the name Eclipse has broadened its results in terms of applications of certain cancers and we successfully had a paper at the American Academy of Neurology that shows promise for use of the system in a very difficult to diagnose disease, multiple sclerosis. While Eclipse, certainly we thought was a solid name for our division with the domain of these type of activities in the marketplace, the buzz words are Predictive Diagnostics. We seized that trademark name and are announcing tomorrow morning in the press that we are changing the name of the division from Eclipse to Predictive Diagnostics™, which better defines exactly what this robust system will be doing.

During the quarter, we moved forward on key fronts, in terms of setting into action the groundwork for establishing the first prospective study on prostate cancer. We continue to evaluate wide ranges of samples on other cancers, continue our strengthening of relationship with the joint commission of the National Cancer Institute and FDA, and we have a very robust product line that’s being developed, which would be revenue generating within the next six months from this date.

In addition, to the work on Predictive Diagnostics, we have moved forward with great strength in terms of the ability to successfully partner our key molecule. During the quarter, a major step, which Ron will talk about, was achieved with the FDA in terms of path. Bottom line gives us great confidence in terms of the ability to bring these molecules to market, and certainly increases the attractiveness of the firm to potential partners. With that, I’ll turn it over to Ron Artale.

Ronald Artale:	Thank you, Kevin. Our revenues for the second quarter were $362,000; and these results were as anticipated, less then the same period last year, which was $903,000 and more than all of the comparative difference there as a result of our exiting the proteomics fee-for-service business at the close of 2003. Second quarter revenues came mostly from our technology grants with NIST, which is the National Institute of Standards and Technology; and NIAID, The National Institute of Allergies and Infectious Diseases. In addition, we recorded research revenues from our Growers Research Group agreement and our Schering-Plough animal health study. And finally, we commenced, as Kevin mentioned, selling research grade non-GMP bulk recombinant aprotinin in late June, and that’s being processed and finished into finished form and packaged for final sale through our marketer and reseller.

Operating costs and expenses for the quarter were $4.5 million, as expected, and on a GAAP basis or actual basis they were $2.7 million or 38% less than the $7.2 million incurred in the second quarter of 2003. Excluding a $1.1 million asset charge to severance benefits taken last year, the pro-forma or adjusted and comparable comparison would be the second quarter 2004 improvement over last year of $1.6 million or about 26%. Sequentially, operating costs were down about $200,000 or 4% lower than the last quarter.

The net loss for the second quarter of 2004 was $4.1 million or $0.13 a share, and that compares with a net loss from the second quarter of 2003 to $6.2 million or $0.24 a share. Excluding the charge I mentioned taken last year for severance, the pro forma loss in 2003 was $5.1 million or $0.20 a share. The weighted average shares outstanding for the quarter were 31.2 million.

Year-to-date June, our revenues were a little under $700,000, that’s a million one under the six-month period of June 2003, and it is important to note that more than all of that $1.2 million is a result of our exiting the fee-for-service proteomics research. NIST and NIAID grants that I mentioned earlier contributed about $400,000 to this year’s six months revenue with Growers Research and Schering-Plough adding another $250,000.

First half 2004 actual operating expenses were $9.1 million and that compares with $15.7 million last year on the same GAAP basis. Excluding the severance and property impairment charges that were taken in the first six months last year, a more comparable pro forma comparison with this year’s $9.1 million would be $12.9 million incurred last year and that was a 29% reduction impacting across the board spending.

The net loss in the first half of 2004 was $8.4 million, at $0.29 a share compared with the loss in the first six months of last year of $13.8 million or $0.54 a share, more than 39% improvement; and these are GAAP comparisons.

We ended the second quarter with about $7.7 million in cash and investments and net utilization in the quarter was about $3.5 million.

Touching on a couple of important business development activities, during the quarter, we continued to move forward on plans to commercialize recombinant aprotinin. And as Kevin mentioned, this is for both our proteolytic suppressing research applications as well as for cardio by-pass surgery.

In late June and continuing into July, we commenced production and shipping our first orders received from Sigma-Aldrich. We are also sending samples for evaluation to two other perspective customers. Two important things to keep in mind here are first, that we don’t want to over sell the expectations for near-term results from our efforts to sell research-grade aprotinin. Since our customers of our customers require an evaluation period and secondly, as we said in our last conference call, the non-pharmaceutical applications for aprotinin, they are important but they are a distant second to our ultimate goal for commercializing recombinant aprotinin for injection used as a protease inhibitor in surgical applications.

In this regard on June 10, we met for a pre-IND meeting with the FDA’s CEDR Division of Gastrointestinal and Coagulation Drug Products. Our purpose in part was to gain some insight as to their prospective and timing for issuance of regulations for approving follow-on biologics, but more importantly to us at this time, our purpose was to seek specific guidance for the regulatory path for our plant-expressed recombinant aprotinin. For competitive reasons we would decline to answer any specific questions you might have about FDA responses to our questions, but we can indicate that the suggested approvable path and the cost is better than our expectations and most importantly, it will benefit our continuing discussions with our potential partners.

On our last conference call we also mentioned our work on Interferon alpha. This is in our continuing efforts as a product-focused company to evaluate the utility of our GENEWARE® system to produce follow-on biologics, similar to the work that we did with recombinant aprotinin.

Today, we announced production capability to make Interferon alpha in quantity with commercial yields and with activity and potency equal to the interferons that are currently marketed. Test samples of our interferons are being made available for client evaluation and through shipment for prospective partners. And with respect to these developmental efforts, we have also engaged the recognized global consulting and market research firm who will assist with the market and prospect identification. Partnering efforts based on these findings and results will kick off in earnest next month.

An important operational development during the quarter was the final closure of our Germantown, Maryland facility. There, we’re close to finalizing a sublet for the whole facility, 53,000 square feet, to its term in 2010. That will relieve us beginning next year of more than $1.0 to $1.2 million in annual operating costs.

And finally, circling back to cash and cash utilization, we are of course aware where we are and where we need to be in order to successfully execute our product-focused business model and plan. We think that business development efforts around our aprotinin and Interferon initiatives will yield near term results that we will be able to discuss with you shortly. And also in conjunction with an initiative that was announced on July 12 by Kentucky and referencing companies like Large Scale Biology, the Commonwealth indicated its intentions to encourage growth in life sciences and biosciences. While the specifics of the creative incentive packages remain to be described, what we are doing here is mapping a strategic repositioning of our biomanufacturing operation in Kentucky that may well fit with these new Kentucky growth initiatives.

That concludes my remarks and before we open the call to your questions I would like – we’ll go right to your questions. Marcy.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from Brian Marshall.

Brian Marshall:	Hello, Ron and Kevin.

Kevin Ryan:	Hi, Brian.

Ronald Artale:	Hi, Brian.

Brian Marshall:	Can you give us an update on alpha-gal, how close to partnering and has the GLP toxicology been done yet?

Kevin Ryan:	Brian, to answer that question, we have Dr. Dan Tusé who just joined us. He’s in business development and I will have Daniel answer that question.

Daniel Tusé:	Good afternoon and thank you for the question. The GLP toxicology for alpha-galactosidase will begin the 17th of August – so, middle of next month; and that study will go on until towards the end of the year. That’s when the first data will be forthcoming. So, our plans are to analyze the data and if it looks good, we could have an IND filed during Q1 of 2005.

In terms of partnering, we’ve had fairly advanced discussions with two companies. They were actually hoping to see the data from the GLP tox study. So, I think it’s probably the next stage of discussions will be conditional upon generating solid data and we have every reason to believe that it will be a favorable data package, but we will have to wait until later in the year to actually see those results.

Brian Marshall:	Thank you. Tell me, would it be possible to ask you on a few other product updates — for instance, lysosomal acid lipase?

Kevin Ryan:	Sure.

Daniel Tusé:	Sure. Lysosomal acid lipase, of course, is an enzyme that would be infused into patients with advanced cardiovascular disease. This would represent our second product in cardiology outside of Aprotinin and it would act to dissolve some of the more major plaque deposits in arteries in advanced disease. We have been able now to manufacture the enzyme using our GENEWARE® plant-based system in fairly good yield, which we believe will be commercially relevant in terms of capacity and with cost of goods to be attractive; and we have sent those initial samples of the plant-produced enzymes to Dr. Greg Grabowski’s group, University of Cincinnati, and as we speak, they have an initial tox studies and pharmacokinetic studies with the first lot of the enzyme. Those results will be available and we will be discussing it with them in about one to two months time. If those results bear fruit, we are at the same time manufacturing additional lots of the enzyme for larger animal studies also at the University of Cincinnati. We will be shipping those additional lots to Cincinnati in the next two months or so, and that will allow Dr. Grabowski and his group to conduct full-fledged acute toxicology and pharmacodynamic studies. If those studies bear fruit by the end of the year, we will be in a position to do GLP tox and move forward with the program the first half of 2005. At this point, we have not had any serious partnering discussions, because there is quite bit of data that needs to be generated over the next several months before we can get to that point.

The PROGENIMAX™ product, which is a candidate stem cell growth factor for hematopoiesis, we have completed the first rounds of rather lengthy animal studies. There are some new twists to what we found that will encourage us to move forward with some more verification type studies in mice. We are very excited to see the results of those. Those are just getting under way and we will have results over the next several months.

The Parvotech product, which is the name holder because our partner left the parvovirus vaccine for cats, but it could also be used in dogs and piglets. That is, of course, being co-developed with Schering-Plough Animal Health and I can’t reveal too many details because of the confidentiality clauses of that agreement. But all of the results we’ve received so far from those studies have been very encouraging. There will be additional challenge studies with animals beginning in the next two or three months and they will have the results by the end of the year. LSBC, in that program, has met all milestones and fulfilled all the deliverables that were expected. Everything has gone very well from the manufacturing and product quality standpoint. And it’s just a matter of receiving the right animal trial data before the decision is made by a partner to go ahead and launch in both the U.S. and Europe. Those details of those transactions will be obviously forthcoming, and they have to be co-announce in collaboration with Schering-Plough.

Our NHL vaccine program, which where we met all the initial safety and the initial immunogenicity criteria in the clinical trial conducted at Stanford, is temporarily on hold pending financing because the nature of the pivotal trials that we are contemplating would require some fairly deep pockets to move forward. We have some partnering discussions on-going, but we are still sort of looking at the best strategy to move that program forward. But we have no immediate plans to continue until we secure additional financing for that product.

Brian Marshall:	All right. Thank you. The Parvotech — has all the USDA protective guidelines been achieved?

Daniel Tusé:	In the feline virus vaccine, they have. But there are some slightly different guidelines with different formulations that our partner is now exploring to meet not only USDA, but also European equivalent guidelines. And they’re slightly different, and that’s why additional trials with and without an adjuvant are being explored, and they’ll select the final product and formulation and dosing and all that sort of good stuff again in the trials that are on-going now. And they’ll make a decision by the end of the year.

Brian Marshall:	Yes, so therefore since the USDA protection guidelines have been achieved, the EU stuff should only be a matter of tweaking some of the trials as — in your opinion?
Daniel Tusé:	In my opinion, but again, Schering-Plough would have the final word because they have some interesting new technology in formulation science that are going to apply to the product, and we really have no control over how long it would take for them to do that; but I would obviously think that it can build on what we have so far and come up with an even better product. Sure.

Brian Marshall:	Thank you very much.

Operator:	Your next question comes from Peter Sugarman.

Peter Sugarman:	Hello, good afternoon gentlemen.

Kevin Ryan:	Hi, Peter.

Ronald Artale:	Hi, Peter.

Peter Sugarman:	A few questions for you, and of course if any are commercially sensitive, then I quite understand. The first is, I’d be interested to know what your estimate as to the size of the U.S. market for research-grade aprotinin and what percentage of that market do you hope you will capture in say the next six and 18 months. And you made a reference a couple of conference calls ago to generating several million dollars of revenue in ‘04, from this product. I wondered whether you still hope to meet that target?

Ronald Artale:	Peter, this is Ron. There are no published data on the size of the research-grade aprotinin market. Okay, what we have been doing is going customer-by-customer. And it would be very difficult for me to characterize the size of this thing other than to say that certainly for use as a research reagent, it is substantial, but what’s questionable is the size of the market. What we can’t define is the size of the market for biomanufacturing, and we’ve actually engaged the services of a consultant to assist us in determining what this is. As per achieving the kind of levels that we thought we could, it’s probably more protracted in terms of going through our marketer and resellers and having them get customer approval, and we think we can achieve those levels, but it would probably push out into 2005.

Peter Sugarman:	Okay, and the clinical applications, what’s the timing on that?

Ronald Artale:	Well, much of that will depend — you are speaking out to the aprotinin for injection?

Peter Sugarman:	For pharmaceutical use, yes.

Ronald Artale:	Yes, I think much of that will depend on whom we partner with. What we do understand now is the aggregate of costs of these things. We do understand the number of patients and that sort of thing. Not something that we would disclose for competitive reasons, but …

Peter Sugarman:	Is it expected that your partner would meet majority of those costs?

Ronald Artale:	Say again, please.

Peter Sugarman:	Is it expected that your partner would meet majority of those costs?

Ronald Artale:	That would be the arrangement, yes.

Peter Sugarman:	Right. Well, that’s clearly good news given that cash is a bit tight.

Kevin Ryan:	Yes, Peter, this is Kevin. Ron, in his comments, mentioned the FDA meeting and the bottom line is we were very thrilled with the results because it creates a faster path, a clear clinical definition and that should result in partners understanding lower risk and lower investment to get to the marketplace.

Peter Sugarman:	And have you had discussions already with the two potential pharmaceutical partners that you mentioned last time about the FDA meeting and have they shared your optimism?

Ronald Artale:	Yes. Almost immediately after we received the FDA’s reactions.

Daniel Tusé:	I might add, this is Daniel, that even though aprotinin was on the table as the case study molecule to take forward with the FDA, the comments made by the CEDR officials present were more broadly applicable to the other follow on “biogeneric molecules under development.” So, it actually paints a very good picture for us and for our manufacturing platform in terms of what the FDA’s expectations are to product approval.

Peter Sugarman:	That’s excellent news. And there has been a lot of press comments about federal investments in this space. I’m sure you can’t share details but are we still on track for announcements in this area in the next few months?

Daniel Tusé:	Which federal investments are you speaking of?

Peter Sugarman:	Well, you were talking at one point about federal investments in LSBC’s manufacturing processes biodefense bill and the U.S. wanting to have ability to manufacture vaccines in short order.

Daniel Tusé:	Yes. We have ongoing discussions with various federal sources because of Homeland Defense and vaccine production issues. What Kevin had mentioned earlier in terms of investments from a government, I think that was restricted to the State of Kentucky, but we do have some good news I think coming down later in the year from the Department of Defense Agency in terms of evolution of some of the products of interest to them, that might end up with a very nice position for LSBC. So, we expect that to grow now that the Homeland Defense bill and similar bills are going through Congress.

Peter Sugarman:	Thank you. Just a couple more. In the May issue of Genetic Engineering News, I saw that Eclipse was reported as having used it’s BAMF™ technology for identifying biomarkers for ovarian cancer. And then last week a UK publication, Medical News Today, reported that Dr. Tim Veenstra and a team of the Biomedical Proteomics Program had identified a new high-resolution mass spectronomy test, which is a 100% accurate. Now, I know in the past that Dr. Veenstra has collaborated with LSBC, can you confirm that the test referenced in Medical News Today is credited to this test and if it’s not, then can you explain how you intend to commercialize your own tests to ensure that it is the first to market?

Kevin Ryan:	Yes. Peter, this is Kevin. We’re familiar with that gentleman; obviously he was involved in a relationship with another company prior to our coming into this predictive diagnostics business. It’s not our test and we don’t believe from what we know of it, since that documentation has been around for a while, that it doesn’t possess the robust nature of the tests that we will be putting out. Our position is that as it goes to general public use in a non-controlled environment, the robustness of our system in tests will handedly defeat those comers – he and perhaps people like him. So, I am not sure today where the relationship he has with whom; we suspect we know, but as you well know in private companies, it’s a great camouflage.

Peter Sugarman:	Right.

Kevin Ryan:	But we have absolutely no fear that we can’t out perform the competitors that we know are rushing into this predictive diagnostics space. It’s interesting to know that also on the data set that was used in his studies, which is federally controlled, we achieved a 100%.

Peter Sugarman:	Right.

Kevin Ryan:	So, you could take it at no worse than a tie, but we don’t believe that because of how in the general use of that system samples would be processed from multiple sources.

Peter Sugarman:	Right. Now, Eclipse has said that it’s intending to develop diagnostic tests for a whole range of different cancers as well as MS.

Kevin Ryan:	Right.

Peter Sugarman:	Is it their intention to find commercial partners for each test?

Kevin Ryan:	Yes. But with a caveat that if there were one powerful kingpin that would pay handsomely for first right to negotiate for all tests, you’d probably end up with them. But our model certainly is, Peter, to have multiple points of distribution with established people in the business and also to seize the moment of dealing directly with people; HMO’s that control a large number of patients that critically view how quickly this reduces their costs because of good identification, less biopsy and as we all know, they are fixed-fee people so they can’t pass along a lot of cost except at year-end in raised rates; but they would be set up as a, if you will, in-house lab and we would apply our BAMF™ technology to their sample procedures. I personally like that very much because it is a very controlled environment, and for general healthcare you would be, I think, delivering the highest rate of results since it’s all done within the framework of the HMO.

Peter Sugarman:	How do you fund the commercialization of the first or indeed later tests for your new name Predictive Diagnostics?

Kevin Ryan:	For Predictive Diagnostics, we are in the process of ascertaining how we would develop some financing to give us, if you will, a Predictive Diagnostics pot to draw from. The interesting thing is that with minor tweaking, we think we’ll be rapidly to revenue generation — six-months period. So, the cost to handle that certainly are within budgetary possibilities within the corporation, but we are looking at ways to monetize this asset right at the moment.

Peter Sugarman:	It’s certainly the case that various European companies with particularly UK companies that are focusing on this area, have market caps, which are multiples of the entire LSBC market caps.

Kevin Ryan:	Yes.

Peter Sugarman:	So, you would think that there would be interest.

Kevin Ryan:	Yes.

Peter Sugarman:	But I suppose that the reduction in your own share price won’t help in terms of raising money separately for Predictive Diagnostics because people will sort of say why should I pay based on the market cap of Predictive Diagnostics of x — if the entire company is only worth x plus 10%.

Kevin Ryan:	Well, you have very well identified some of the conundrum that we face, but irrespective of that, Peter, is the fact that the technology is viewed by folks as having an extreme value. We had — I wouldn’t call it by any stretch of the imagination an offer, but a highly placed financial background — a gentleman representing one of our future partners asked pointblank/off target was Predictive Diagnostics for sale and we told him absolutely not. We have a very robust technology, very tight IP, and it’s going to be a high value asset to Large Scale shareholders.

Peter Sugarman:	I’m delighted to hear that because I made a significant financial commitment to LSBC topping on the strength of Eclipse. So, I’m delighted to hear that you’re not going sell it off cheaply. But, my final question is based on what you now understand to be the position of the FDA and knowing the cash needs of the various different opportunities that are opened to you, and knowing also that the cash of $7.7 million is only sufficient to meet a couple of quarters of operating costs. What can you afford to develop by yourself and what are the plans for future fund raisings to cope with what is to an outsider at least a looming cash crisis?

Kevin Ryan:	Right. From your background as you so capably put out the situation we face with Eclipse or Predictive, the future funding is an hourly issue with us. We have, I think, four reasonable approaches. One would be, obviously, greater revenue, which I think it’s a fair statement that probable revenues of 2005, that we can identify right now, exceed by a significant margin what we would expect 2004 to end at. So, there’s a revenue up tick which is based on the fact it would be no additional overhead, etc. and so forth, one could in non-accounting sense/traditional accounting, view it as 100% gross margin. So, those are highly probable and if we were a private company, we would be booking and saying, you know, it’s there, those revenues are a source.

Secondly, is a strategy to monetize some assets in a partnership that would more or less take to form of an LLC and perhaps involve our manufacturing facility; which would bring a partner in and do two things — relieve cost burden and at the same time, generate revenue.

The third point certainly is Eclipse’s revenue agreements with major companies in the industry and - sorry I’m still calling it Eclipse. Predictive.

And the fourth one, obviously, would be the signing of one of these major pharma companies that Ron and Daniel are working diligently with around aprotinin.

So, as we look forward, while you never can have too much money or you never can be too thin, we see our prospects more in partnering and asset monetization than we do in saying that we want to try to raise money for the firm, which would be a fifth source. But we think non-equity activities, which we have a plethora of things going on which gives me great confidence of the future of the firm. Technology is better, prospects are better, our contacts are better, and people are taking no risks of us, vis-à-vis our progress with the FDA on the molecule side and the development of molecules such as Interferon and taking notice - as you noted from the gentleman you mentioned, Mr. Veenstra, I think his name was. On the diagnostic side, we are making solid progress in the diagnostic marketplace. So …

Peter Sugarman:	Well, thank you very much for bearing with me with all these questions. Leave you with one thought and that is — it always takes longer than you think or would like. So, keep an eye on that cash.

Kevin Ryan:	Absolutely. Absolutely.

Peter Sugarman:	Okay, thank you very much indeed gentlemen.

Kevin Ryan:	Thank you, Peter, and thank you for your support.

Peter Sugarman:	Okay.

Operator:	Again, if you would like to ask a question please press star one on your telephone keypad. Your next question comes from Brian Marshall with Molecular Farming.

Brian Marshall:	Hi, Kevin and Ron, it’s me again. Just on the Interferon 2 — alpha 2a and 2b, can you give us, the investors, in general sort of a — what sort of expression levels – say, something that can be easily understood; say, a percentage of total fresh weight would those proteins be currently being expressed out in your plant?

Kevin Ryan:	Well, excuse me, Daniel. As you would expect, Brian, Daniel is going to answer the question, but before he does that, his answer must be true to you; but at the same time, he can’t give away some competitive data.

Daniel Tusé:	Brian, you realize giving out either acreage or yield would allow anybody with a calculator to come up with some information that we believe would have competitive advantage to other folks out there. So, we don’t normally release yield information.

The comment I was going to make is that of all the proteins that we’ve announced that we are working on publicly as product candidates, we have expressed every single one of them in very high yield and/or high enough yield to make it economically advantageous to us should we go ahead with the protein and manufacture it commercially.

The second point of that is that we know for every one of these proteins that we could scale it up to commercially relevant capacity. You may have read press releases from other companies using plants and other systems making some of these same proteins in small scale. We have done our homework very carefully and we’ve not only come up with competitive cost of goods in a commercial scale, but actually satisfy major segments if not entire market demands for the U.S., Europe, and other markets.

So, that’s about as far as I can actually take it without getting into any of the numerology of specific yields per plant weight and so forth. I think that would be all to much information that our competitors would love to have but we are going to hold on to that for the time being.

Brian Marshall:	Right. Well, the thing is that I know that on my website I have a table that was taken from Trends In Plant Biology that I think you are reasonably familiar with. So, you could say that your expression levels are equal or better than those reported in 2002.

Ronald Artale:	I think we would stay with the remarks that Kevin and Daniel expressed with regard to these yields on aprotinin.

Brian Marshall:	Right. And the thing is that have you seen commercial expression, of say, that you have the antigens and other proteins like your G-CSF protein?

Ron Artale:	Well, only what we’ve announced at this time would be appropriate to comment on. The others are being worked on in a research mode and it would be premature to comment on those.

Brian Marshall:	Right. That’s okay because I understood there’s commercial sensitivities. Well then, can I ask another question on the Predictive Diagnostics then?

Kevin Ryan:	Certainly.

Brian Marshall:	Just for the general lay investor I know that you got into a detailed discussion there with Mr. Sugarman. How many tests have we in total? Which specific cancer types have we got the fine test for – at this minute? I know that we have ovarian and prostate. What else?

Kevin Ryan:	We have very successful results on ovarian, prostate, pancreatic, breast, and lung. Now having said that, we have validation studies. These are done on samples that are supplied to us — other folks’ samples and so forth, and validation studies would be done on all of those to affect a test to the public marketplace. Thousands of samples have been analyzed. We are very close to the FDA/NCI program and expect publication in a significant medical journal in the early fall outlining some of our work, which will have a very definitive outline of our success rates and so forth. But as I mentioned earlier, Brian, we have the initial negotiations, well beyond initial, it’s down to a planning platform for a prospective, probably 800 to 1000 patients study at minimum, so it will be the first prospective study done in the diagnostics space going forward. Major HMO implications, as I mentioned, because those folks certainly do a terrific job in delivering health care and are always looking to do it at greater levels of success and lower costs, so they can continue to invest in their capabilities. They see the direct cause and affect relationship and those type of institutions would be involved in this perspective study.

Brian Marshall:	And insurance, well, life insurance and medical assurance industries are crying out for something like this?

Kevin Ryan:	Absolutely. Reimbursement certainly in the general case, when we have successful statistics by indication, you go and you get your code and you are eligible for reimbursement. The cost of the test, however, certainly in this economy, wouldn’t prevent anybody with ovarian in their family history from full payment. It’s the cost of a medium-priced women’s suit.

Brian Marshall:	I know that some of the tests that are out there at the minute that’s — talking about $700 or $800 a test, or some of those …

Kevin Ryan:	Some of them thousands. You are right.

Brian Marshall:	Yes, if you can do it at a fraction of that sort of money, well then, you are definitely on to a huge winner. Have we any peer review test comparisons for accuracy with any of the current tests that are available in the market, for our target cancers and things?

Kevin Ryan:	Peer review against tests that are currently marketed?

Brian Marshall:	Yes.

Kevin Ryan:	In a very broad sense, every one of ours is done that way since we’re recipients and participants in the federal program.

Brian Marshall:	So, therefore, the article that’s in the prestigious medical journal that you mentioned that is coming out in the fall will probably be a peer or a real peer validation of the accuracy of our tests.

Kevin Ryan:	Absolutely.

Brian Marshall:	That’s great news. Can I ask one more question because we touched on the biowarfare. Is there anything more on the joint research project with the Army Medical Research initiative on the gene improvement for biowarfare therapy? How is that progressing or has much work been done on it?

Ronald Artale:	Yes, this is Ron. You’re referring to USAMRIID?

Brian Marshall:	Yes.

Ronald Artale:	The GRAMMR Program. Yes. As Daniel alluded, we expect that to be a multi-year arrangement with USAMRIID.

Brian Marshall:	Yes, so but anything to report as yet?

Ronald Artale:	We have not received word exactly what funding will be for the fiscal year 2005, until I mean, right now …

Brian Marshall:	Well, they said they are still, sort of trying to get it past the House aren’t they?

Ronald Artale:	Yes, but we should hear shortly.

Brian Marshall:	All right. Again, thank you and that’s — the only other question that I would ask is that whenever you mentioned the follow-on biologicals. The FDA announced at a conference a few months ago that they were delaying the new set of regulations. Whenever, those new regulations for follow-on biologicals come through do you see tobacco as getting an advantage over food-related crops like corn and rice for production of pharmaceuticals?

Daniel Tusé:	The short answer is yes. In fact, there is quite a bit of review going on both by USDA/FDA on the whole topic of plant-made pharmaceuticals and fortunately, because tobacco has not seen as a food or seed crop and the fact that our technology is not transgenic, it really puts us at an advantage in terms of not only environmental, but also a sort of custodianship in potential contamination of the food and seed supply. All those issues don’t really apply to us as much as they do to transgenic rice or transgenic corn for example. So, by the time those guidelines are out and we sort of know what they’re going to say. And they’re going to be, I think molecule-specific. There is going to be some molecules that very much more easily characterizable than others. So, the agency is going to look at each one of these individually, but in terms of tobacco being used as a platform, we’ll be in a very preferential position in terms of the manufacturing part of it.

Brian Marshall:	Yes. So, therefore, there should be a real financial benefit from the large pharmaceutical companies point of view of partnering with you as opposed to partnering with a corn, drug manufacturer or a rice and drug manufacturer.

Daniel Tusé:	Yes. We believe we should be in an advantageous position for those kinds of relationships that form rapidly once the guidelines are out.

Brian Marshall:	Again, thank you very much as it should be excellent news and thank you very much for answering all my questions.

Kevin Ryan:	Thank you, Brian.

Ronald Artale:	Thank you Brian.

Operator:	Your next question comes from Keith Lawrence with Owensboro Messenger.

Keith Lawrence:	Good afternoon.

Kevin Ryan:	Hi, Keith.

Ronald Artale:	Hi, Keith

Keith Lawrence:	I wanted to check with you a little on the production of the Interferon alpha. Does that have to go through testing before it actually hits the market or is it ready to go out with commercial production now?

Ronald Artale:	It is being lyophilized by our marketer and reseller and then it goes … Oh, I’m sorry – production of Interferon.

Daniel Tusé:	Yes, this is Daniel. Yes, it would have to go through preclinical and safety tests and a limited amount of clinical validation depending on the indication that it is intended for — just like aprotinin and just a lot of these other products.

There is no paperwork filing that will basically shortcut doing some preclinical and clinical work. What we’re happy to know is that the path for its approval is going to be, I think, a little bit more streamlined than we had imagined simply because we have presented to the agency with aprotinin and we can certainly do the same within interferons, G-CSF, or some of these other molecules – a very credible package of equivalence at the molecular and the activity level for the molecules, the lack of contaminants, the lack of any animal products being used in manufacturing, and again that has created I think a very favorable position for the Company in terms of partnering some of these molecules going forward.

Keith Lawrence:	What kind of timeline are you looking at for maybe being on the market commercially?

Daniel Tusé:	Well, being on the market, we don’t have a program here to launch these products on the market under our own label. So, really would depend on the partner’s schedule for moving these molecules through the development and the regulatory process.

Ronald Artale:	And as we mentioned, we are commencing our partnering efforts as soon as we complete the market research.

Keith Lawrence:	I mean, does it take a certain number of years to get through all the tests and trials?

Daniel Tusé:	Oh no, it wouldn’t be years. It might be in some indications for Interferon, it might be as easy as two years to complete the work to file an NDA or a BLA and then depending on what the FDA thinks; but for some, let’s say anti-viral indications or anti-cancer indications of Interferons, it might take a little bit more like three years. But the molecules are very well known; they are follow-on products. We might be able to pick some orphan markets for example where the disease category is not really well satisfied by current therapies and have fast track and orphan indication. Those special situations, we might be able to do it notoriously faster with the right conditions.

Keith Lawrence:	Okay, thank you.

Daniel Tusé:	Sure.

Operator:	There are no further questions at this time.

Kevin Ryan:	Thank you very much for your time and interest in Large Scale Biology and I would conclude by saying that while we painfully appreciate your concern on revenue line, we are positioned in a very strong manner to capitalize on opportunities and as a fellow investor, I’m very confident that we are going to bring reward to our shareholders. Thank you.

Operator:	This concludes today’s Large Scale Biology’s second quarter 2004 earnings release conference call. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base, our ability to raise capital through the issuance of debt or equity securities, and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.